Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea, 651.789.2764

ir@EnteroMedics.com

ENTEROMEDICS REPORTS 2007 YEAR-END FINANCIAL RESULTS

St. Paul, Minnesota—February 20, 2008—EnteroMedics Inc, (NASDAQ:ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the year ended December 31, 2007.

For the full year 2007, the company reported a net loss of $28.6 million, or $11.69 per share, research and development expenses of $21.1 million, and general and administrative expenses of $7.0 million. For the fourth quarter ended December 31, 2007, the company reported a net loss of $8.7 million, or $1.10 per share. Expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials as well as the continued development of VBLOC™ vagal blocking therapy delivered through the Company’s Maestro™ System.

In November of 2007, the Company completed its initial public offering, raising $39.1 million net of expenses, underwriters’ discounts and commissions. At year end, the Company’s cash and cash equivalents totaled $57.0 million.

“In 2007, EnteroMedics successfully completed its initial public offering during a challenging period in the public markets” said Mark Knudson, President and CEO. He continued, “We are focused on achieving a number of milestones between now and the end of 2009, including the presentation of the results from various studies of VBLOC Therapy and obtaining CE Mark approval for potential marketing of the Maestro System outside of the United States.”

Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics added that the Company is in a good financial position at year-end. He concluded, “We believe that the Company has sufficient cash reserves to fund operations through 2009, and remain on track to complete the submission of a PMA application to the FDA by the middle of 2009 for approval of VBLOC Therapy.”

Conference Call

The Company will host a conference call today, Wednesday, February 20, at 4:00 p.m. CT (5:00 p.m. ET), to discuss the company’s financial results and provide an update on its VBLOC

Therapy development program. To listen to the conference call, dial (877) 614-4258 (United States and Canada) or (816) 650-0779 (international), and use participant code 33052847 approximately 10 minutes prior to the start time. An audio replay of the conference call can be accessed by calling (800) 642-1687 or (706) 645-9291. The replay will be available for 3 months.

To access the live Webcast, visit the investor relations section of EnteroMedics’ Web site at www.EnteroMedics.com. A replay of the Webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. The Food and Drug Administration recently granted approval for a pivotal clinical trial of EnteroMedics’ investigational Maestro™ System, the company’s initial product for the treatment of obesity, that delivers VBLOC Therapy.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Prospectus dated November 14, 2007. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the Empower clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating expenses:
Research and development	$7,159	$4,428	$21,053	$14,361
Selling, general and administrative	1,510	1,146	6,973	3,761

Total operating expenses	8,669	5,574	28,026	18,122

Loss from operations	(8,669)	(5,574)	(28,026)	(18,122)
Other income (expense), net	(77)	349	(549)	431

Net loss	$(8,746)	$(5,225)	$(28,575)	$(17,690)

Net loss per share - basic and diluted	$(1.10)	$(9.37)	$(11.69)	$(34.19)

Shares used to compute basic and diluted net loss per share	7,918	558	2,445	517

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31,
	2007	2006
ASSETS

Cash, cash equivalents and short-term investments	$57,031	$34,732
Prepaid expenses and other current assets	523	223
Property and equipment, net	1,492	1,102
Other assets	5	6

Total assets	$59,051	$36,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$300	$679
Debt	11,099	4,378
Other liabilities	2,370	2,433

Total liabilities	13,769	7,490

Stockholders’ equity	45,282	28,574

Total liabilities and stockholders’ equity	$59,051	$36,064

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